MGP INGREDIENTS, INC.

CONSOLIDATED STATEMENT OF EARNINGS

(unaudited)	Three Months Ended September 30
(Dollars in thousands, except per share)	2004	2003
NET SALES	$ 68,878	$ 57,054
COST OF SALES	63,804	55,367
GROSS PROFIT	5,074	1,687
SELLING, GENERAL AND ADMINISTRATIVE EXPENSES	4,882	3,698
OTHER OPERATING INCOME	286	6,090
INCOME FROM OPERATIONS	478	4,079
OTHER INCOME (EXPENSE)
OTHER INCOME (NET)	309	281
INTEREST EXPENSE	(306)	(279)
INCOME BEFORE INCOME TAXES	481	4,081
PROVISION FOR INCOME TAXES	190	1,611
NET INCOME	$ 291	$ 2,470
OTHER COMPREHENSIVE LOSS	(313)	(30)

COMPREHENSIVE INCOME (LOSS)	(22)	2,440
BASIC EARNINGS PER COMMON SHARE	$ 0.02	$ 0.16
DILUTED EARNINGS PER COMMON SHARE	$ 0.02	$ 0.16

Weighted average shares outstanding-Basic	15,932,913	15,332,404
Weighted average shares outstanding-Diluted	16,648,019	15,371,474

CONSOLIDATED BALANCE SHEETS

(unaudited)	Sept. 30	June 30	(unaudited)	Sept. 30	June 30
(Dollars in thousands)	2004	2003	(Dollars in thousands)	2004	2003
ASSETS			LIABILITIES AND
STOCKHOLDERS' EQUITY
CURRENT ASSETS			CURRENT LIABILITIES
Cash and cash equivalents	$ 4,771	$ 6,488	Current maturities of long-term debt	$ 10,382	$ 3,201
Receivables	31,907	34,243	Accounts payable	8,655	10,576
Inventories	39,172	32,775	Accrued expenses	5,395	7,815
			Deferred income	12,183	12,598
Prepaid expenses	3,081	828	Income taxes payable	2,129	2,423
Deferred income taxes	2,090	2,090
Income taxes receivable	-	-	Total Current Liabilities	$ 38,744	$ 36,613
Total Current Assets	81,021	76,424
PROPERTY AND EQUIPMENT, At Cost	300,571	296,377
Less accumulated depreciation	190,464	187,280	LONG-TERM DEBT	18,821	12,561
	110,107	109,097	POST-RETIREMENT BENEFITS	5,985	5,977
Insurance Receivable	1,425	1,425	DEFERRED INCOME TAXES	12,777	13,677
OTHER ASSETS	91	91	STOCKHOLDERS' EQUITY	116,317	118,209
	$ 192,644	$ 187,037		$ 192,644	$ 187,037